Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – October 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	15.04%
Less: Coupon	0.60%
Servicing Fee	1.50%
Net Credit Losses	8.89%
Excess Spread :
October-09	4.05%
September-09	3.51%
August-09	2.78%
Three Month Average Excess Spread	3.45%

Delinquency:
30 to 59 Days	1.46%
60 to 89 Days	1.16%
90+ Days	2.67%
Total	5.29%
Principal Payment Rate	16.49%